Exhibit 99.2

Roundy’s, Inc. Reports Third Quarter 2015 Financial Results

MILWAUKEE – November 11, 2015 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the thirteen and thirty-nine weeks ended October 3, 2015.

Q3 20151

•	Net sales from continuing operations decreased 0.2% to $971.8 million

•	Net loss from continuing operations was $8.6 million, or $0.18 diluted net loss per common share, compared to net loss from continuing operations of $249.9 million, or $5.19 diluted net loss per common share

•	Adjusted net loss from continuing operations[2] was $6.2 million, or $0.13 adjusted diluted net loss per common share[2], compared to adjusted net loss from continuing operations[2] of $3.5 million, or $0.07 adjusted diluted net loss per common share[2]

•	Adjusted EBITDA from continuing operations[2] was $21.8 million compared to $25.6 million

Year-to-Date 20151

•	Net sales from continuing operations increased 6.2% to $2,952.0 million

•	Net loss from continuing operations was $10.4 million, or $0.22 diluted net loss per common share, compared to net loss from continuing operations of $260.4 million, or $5.47 diluted net loss per common share

•	Adjusted net loss from continuing operations[2] was $7.6 million, or $0.16 adjusted diluted net loss per common share[2], compared to adjusted net loss from continuing operations[2] of $5.5 million, or $0.12 adjusted diluted net loss per common share[2]

•	Adjusted EBITDA from continuing operations[2] was $82.1 million compared to $82.3 million

Robert A. Mariano, Roundy’s chairman, president and chief executive officer stated, “Our third quarter results were disappointing as sales and EBITDA did not meet our expectations. The sales shortfall was primarily due to continued competitive store openings in our Wisconsin markets. Despite a very competitive pricing environment, we were pleased to maintain our gross margin rate compared to the prior year. We remain committed to our strategic initiatives, improving execution, and profitably growing sales across all of our markets.”

[1]	All comparisons are to the thirteen and thirty-nine weeks ended September 27, 2014. See “Discontinued Operations” for a discussion of the 27 Rainbow stores that are included in discontinued operations for the thirteen and thirty-nine weeks ended September 27, 2014.
[2]	Adjusted Net Loss from Continuing Operations, Adjusted Net Loss per Common Share from Continuing Operations and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Financial Results for Third Quarter of 2015

Results from Continuing Operations

Net sales from continuing operations for the third quarter of 2015 were $971.8 million, a decrease of $2.0 million, or 0.2%, from $973.8 million for the third quarter of 2014. Same-store sales from continuing operations decreased 3.4%, which was due to a 4.2% decrease in the number of customer transactions, partially offset by a 0.8% increase in the average transaction size.

Net sales for the Company’s Wisconsin markets were $619.0 million for the third quarter 2015, a decrease of $50.4 million, or 7.5%, from $669.4 million for the third quarter 2014. The decrease primarily reflects the closure of three stores during the fourth quarter of 2014 and one store during the second quarter of 2015 and a decrease in same-store sales. Same-store sales decreased 3.7%, due to a 4.1% decrease in the number of customer transactions, partially offset by a 0.4% increase in the average transaction size. Same-store sales in the Company’s Wisconsin markets continue to be negatively impacted by competitive store openings.

Net sales for the Company’s Illinois market were $352.8 million for the third quarter 2015, an increase of $48.4 million, or 15.9%, from $304.4 million for the third quarter 2014. The increase primarily reflects the benefit of new stores in Illinois, partially offset by a 2.6% decrease in same-store sales. The decrease in same-store sales was due to a 4.2% decrease in the number of customer transactions, partially offset by a 1.6% increase in the average transaction size. Same-store sales were negatively impacted by the cannibalization effect of new and acquired store openings in the Illinois market. In addition, same-store sales have been negatively impacted by the reopening of a significant number of former Dominick’s stores that were initially closed in early 2014 and are now operated by other competitors.

Gross profit for the third quarter of 2015 decreased 0.4% to $257.2 million, from $258.2 million in the same period last year. Gross profit as a percentage of net sales was flat at 26.5% for the third quarter of 2015 and 2014.

Operating and administrative expenses for the third quarter of 2015 increased to $256.2 million, from $248.4 million in the same period last year. The increase was primarily due to increased occupancy and labor costs in new or acquired Illinois stores, a $1.7 million charge for a Wisconsin store closed during the quarter and higher than anticipated operating costs related to marketing and repair and maintenance expenses. Operating and administrative expenses as a percentage of net sales were 26.4% in the third quarter of 2015, compared to 25.5% in the same period last year.

Net loss from continuing operations for the third quarter of 2015 was $8.6 million, or $0.18 diluted net loss per common share, compared to net loss from continuing operations of $249.9 million, or $5.19 diluted net loss per common share, for the third quarter of 2014. Adjusted net loss from continuing operations for the third quarter of 2015 was $6.2 million, or $0.13 adjusted diluted net loss per common share, compared to adjusted net loss from continuing operations of $3.5 million, or $0.07 adjusted diluted net loss per common share, for the third quarter of 2014. See “Reconciliation of Non-GAAP Amounts” for important information about Adjusted Net Loss from Continuing Operations and Adjusted Net Loss Per Common Share from Continuing Operations, which are non-GAAP financial measures, and for a full reconciliation of the most comparable GAAP measures.

Adjusted EBITDA from continuing operations for the third quarter of 2015 was $21.8 million, compared to $25.6 million in the third quarter of 2014. The decrease primarily reflects the effect of the decrease in same-store sales in the Company’s Wisconsin markets and higher operating and administrative expenses as mentioned above, partially offset by a maturing store base in the Illinois market.

During the third quarter of 2015, the Company recorded a $1.4 million valuation allowance related to certain federal income tax credits that are no longer considered probable of being fully utilized prior to expiration. This amount is included in the provision for income taxes for continuing operations.

Year-to-Date Financial Results

Results from Continuing Operations

Net sales from continuing operations for the thirty-nine weeks ended October 3, 2015 were $2,952.0 million, an increase of $172.6 million, or 6.2%, from $2,779.4 million for the thirty-nine weeks ended September 27, 2014. Same-store sales from continuing operations decreased 3.0%, due to a 3.7% decrease in the number of customer transactions, partially offset by a 0.7% increase in the average transaction size.

Net sales for the Company’s Wisconsin markets were $1,913.9 million for the thirty-nine weeks ended October 3, 2015, a decrease of $90.7 million, or 4.5%, from $2,004.6 million for the thirty-nine weeks ended September 27, 2014. The decrease primarily reflects the closure of three stores during the fourth quarter of 2014 and one store during the second quarter of 2015 and a decrease in same-store sales, partially offset by the benefit of a new store. Same-store sales decreased 2.3%, due to a 3.0% decrease in the number of customer transactions, partially offset by a 0.7% increase in the average transaction size. Same-store sales in the Company’s Wisconsin markets continue to be negatively impacted by competitive store openings.

Net sales for the Company’s Illinois market were $1,038.1 million for the thirty-nine weeks ended October 3, 2015, an increase of $263.3 million, or 34.0%, from $774.8 million for the thirty-nine weeks ended September 27, 2014. The increase primarily reflects the benefit of new and acquired stores in Illinois, partially offset by a 4.9% decrease in same-store sales. The decrease in same-store sales was due to a 5.6% decrease in the number of customer transactions, partially offset by a 0.7% increase in the average transaction size. Same-store sales were negatively impacted by the cannibalization effect of new and acquired store openings in the Illinois market. In addition, same-store sales have been negatively impacted by the reopening of a significant number of former Dominick’s stores that were initially closed in early 2014 and are now operated by other competitors.

Net loss from continuing operations was $10.4 million, or $0.22 diluted net loss per common share for the thirty-nine weeks ended October 3, 2015, compared to net loss from continuing operations of $260.4 million, or $5.47 diluted net loss per common share, for the thirty-nine weeks ended September 27, 2014. Adjusted net loss from continuing operations was $7.6 million, or $0.16 adjusted diluted net loss per common share for the thirty-nine weeks ended October 3, 2015, compared to adjusted net loss from continuing operations of $5.5 million, or $0.12 adjusted diluted net loss per common share, for the thirty-nine weeks ended September 27, 2014. See “Reconciliation of Non-GAAP Amounts” for important information about Adjusted Net Loss from Continuing Operations and Adjusted Net Loss Per Common Share from Continuing Operations, which are non-GAAP financial measures, and for a full reconciliation of the most comparable GAAP measures.

Adjusted EBITDA from continuing operations for the thirty-nine weeks ended October 3, 2015 was $82.1 million, compared to $82.3 million in the thirty-nine weeks ended September 27, 2014. The decrease primarily reflects the effect of the decrease in same-store sales in the Company’s Wisconsin markets, offset by a maturing store base in the Illinois market.

Net cash flows provided by operating activities for the thirty-nine weeks ended October 3, 2015 were $33.8 million, compared to $16.5 million for the thirty-nine weeks ended September 27, 2014. The increase in cash provided by operating activities was due primarily to higher income tax refunds.

Discontinued Operations

During the second quarter of 2014, the Company entered into definitive agreements to sell 18 Rainbow stores in the Minneapolis / St. Paul market to a group of local grocery retailers, including SUPERVALU INC. (“Rainbow Store Sale”). The Rainbow Store Sale closed during the third quarter of 2014. The remaining nine Rainbow stores which were not included in the Rainbow Store Sale were closed during the third quarter of 2014 as the Company exited the Minneapolis / St. Paul market entirely. The 27 Rainbow stores are included in discontinued operations in the Consolidated Statements of Comprehensive Loss for the thirteen and thirty-nine weeks ended September 27, 2014 and October 3, 2015.

Subsequent Event

On November 10, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Kroger Co., an Ohio corporation (“Parent”), and KS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which, among other things, Parent has agreed to make a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a purchase price of $3.60 per Share in cash (the “Offer Price”).

The Offer is to commence as promptly as practicable (but in no event earlier than five (5) business days, nor later than seven (7) business days, after the date following the date of the Merger Agreement). Unless the Offer is extended in accordance with the Merger Agreement, the Offer will expire at 11:59 p.m., New York Time, on the date that is twenty (20) business days after the date the Offer is first commenced.

Completion of the Offer is subject to several conditions, including (i) that at least majority of the Shares outstanding (determined on a fully diluted basis) be validly tendered and not validly withdrawn prior to the expiration of the Offer; (ii) the expiration or termination of any applicable waiting period relating to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) the absence of a material adverse effect on the Company; and (iv) certain other customary conditions. There is no financing condition to the obligations to consummate the Offer.

Following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable laws, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, at which time each outstanding Share (other than Shares owned by Parent, Acquisition Sub or the Company, or any of their respective wholly owned subsidiaries, or Shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent and Acquisition Sub of one share more than 50% of the number of Shares that are then issued and outstanding, and if the Merger is so effected pursuant to Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

The Merger Agreement contains a thirty (30) day go-shop period, which commences on the date of the Merger Agreement (the “Go-Shop Period”). Following the Go-Shop Period, the Company is subject to standard exclusivity and non-solicitation covenants, subject to customary exceptions that would permit the Company to respond to a bona fide, written and unsolicited offer that either constitutes or is reasonably expected to constitute a proposal that is more favorable, from a financial point of view, to the holders of Shares than the Offer and the Merger (a “Superior Proposal”), if the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that a failure to do so would reasonably be expected to be inconsistent with the Board’s fiduciary duties. The Board may change its recommendation in favor of the Offer and the Merger and terminate the Merger Agreement in order to enter into a definitive agreement for such Superior Proposal if the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that a failure to do so would reasonably be expected to be inconsistent with the Board’s fiduciary duties; provided, that prior to such change in recommendation or termination, Parent has the right to propose adjustments to the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. If the Company terminates the Merger Agreement to enter into an agreement for a Superior Proposal that was submitted during the Go-Shop Period, the Company would be required to pay to a designee of Parent an $8.0 million termination fee, or a $20.0 million termination fee for certain other terminations.

Fiscal 2015 Guidance

The Company expects the following results from continuing operations for its 2015 fourth quarter and fiscal year:

	Q4 2015	Fiscal 2015
Net Sales	$995 to $1,005 million	$3.95 to $3.96 billion
Same-store Sales Growth	(2.5%) to (3.5%)	(2.9%) to (3.1%)
Adjusted EBITDA	$31 to $36 million	$113 to $118 million
Interest Expense
Cash	$12.4 to $12.9 million	$50.3 to $50.8 million
Non-Cash (1)	$1.2 million	$4.7 million
Income Tax Rate	40.0%	35.0%
Capital Expenditures	$17 to $22 million	$69.5 to $74.5 million
New Store Openings	1	5
Store Closings	0	2
Adjusted Net Loss Per Diluted Share from Continuing Operations	($0.02) to $0.04	($0.12) to ($0.18)

(1)	Includes amortization of deferred financing fees and original issue discount.

Conference Call

The conference call scheduled for today, November 11, 2015 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the third quarter of fiscal 2015 will not be held in light of the Company’s announcement of the Merger Agreement with The Kroger Co.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4 billion in sales and more than 22,000 employees. Founded in Milwaukee in 1872, Roundy’s currently operates 151 retail grocery stores and 101 pharmacies under the Pick ’n Save, Copps, Metro Market and Mariano’s retail banners in Wisconsin and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Non-GAAP Financial Measures

This press release presents Adjusted Net Loss, Adjusted Net Loss Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Loss.” For a reconciliation of Adjusted Net Loss from Continuing Operations and Adjusted EBITDA to Net Loss from Continuing Operations under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Additional Information

The Offer has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to buy shares of Common Stock of the Company will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent, intends to file with the Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. The Company and Parent intend to mail these documents to the Company’s stockholders. In addition, once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Offer and the Merger free of charge at the SEC’s website at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at www.roundys.com. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of the Company and any amendments thereto, as well as any other documents relating to the Offer and the Merger that are filed with the SEC, carefully and in their entirety prior to making any decision with respect to the Offer because they contain important information, including the terms and conditions of the Offer.

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President, Investor Relations, Corporate Communications and Public Affairs

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2014	October 3, 2015	September 27, 2014	October 3, 2015
Net Sales	$973,808	$971,824	$2,779,404	$2,952,013

Costs and Expenses:
Cost of sales	715,582	714,646	2,041,721	2,169,538
Operating and administrative	248,418	256,189	705,667	757,114
Goodwill impairment charge	280,014	—	280,014	—
Asset impairment charge	—	—	5,050	—
Interest:
Interest expense, net	13,277	13,133	39,618	39,791
Amortization of deferred financing costs	555	554	1,687	1,662
Loss on debt extinguishment	—	—	8,576	—

	1,257,846	984,522	3,082,333	2,968,105

Loss from Continuing Operations before Income Taxes	(284,038)	(12,698)	(302,929)	(16,092)

Income Taxes	(34,130)	(4,071)	(42,570)	(5,687)

Net Loss from Continuing Operations	(249,908)	(8,627)	(260,359)	(10,405)

Loss from Discontinued Operations, Net of Tax	(33,913)	(207)	(55,644)	(2,275)

Net Loss	$(283,821)	$(8,834)	$(316,003)	$(12,680)

Basic and diluted net loss per common share:
Continuing operations	$(5.19)	$(0.18)	$(5.47)	$(0.22)
Discontinued operations	$(0.70)	$(0.00)	$(1.17)	$(0.05)

Weighted average number of common shares outstanding:
Basic and diluted	48,167	48,453	47,590	48,374

Comprehensive Loss	$(283,294)	$(7,951)	$(314,879)	$(10,106)

Reconciliation of Non-GAAP Amounts

Adjusted Net Loss from Continuing Operations and Adjusted Net Loss Per Common Share from Continuing Operations (Unaudited)

The following is a summary of the calculation of Adjusted Net Loss from Continuing Operations and Adjusted Net Loss Per Common Share from Continuing Operations for the thirteen and thirty-nine weeks ended September 27, 2014 and October 3, 2015 (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2014	October 3, 2015	September 27, 2014	October 3, 2015
Net Loss from continuing operations	$(249,908)	$(8,627)	$(260,359)	$(10,405)

Closed facility charges, net of tax	—	1,031	—	1,363
Goodwill impairment charge, net of tax	247,062	—	247,062	—
Loss on disposition of acquired assets, net of tax	277	—	277	—
Stevens Point severance and one-time costs, net of tax	1,053	—	1,053	—
Asset impairment charge, net of tax	—	—	3,032	—
Employee severance costs, net of tax	50	—	751	—
Stevens Point LIFO benefit, net of tax	(3,083)	—	(3,083)	—
Deferred tax valuation allowance	1,008	1,396	1,008	1,396
Loss on debt extinguishment, net of tax	—	—	4,728	—

Adjusted Net Loss from continuing operations	$(3,541)	$(6,200)	$(5,531)	$(7,646)

Net loss per common share:
Basic and diluted	$(5.19)	$(0.18)	$(5.47)	$(0.22)

Adjustments per common share, basic and diluted:

Closed facility charges, net of tax	—	0.02	—	0.03
Goodwill impairment charge, net of tax	5.13	—	5.19	—
Loss on disposition of acquired assets, net of tax	0.01	—	0.01	—
Stevens Point severance and one-time costs, net of tax	0.02	—	0.02	—
Asset impairment charge, net of tax	—	—	0.06	—
Employee severance costs, net of tax	—	—	0.02	—
Stevens Point LIFO benefit, net of tax	(0.06)	—	(0.06)	—
Deferred tax valuation allowance	0.02	0.03	0.02	0.03
Loss on debt extinguishment, net of tax	—	—	0.10	—

Adjusted net loss per common share:
Basic and diluted	$(0.07)	$(0.13)	$(0.12)	$(0.16)

The Company presents Adjusted Net Loss and Adjusted Net Loss Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA (Unaudited)

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and thirty-nine weeks ended September 27, 2014 and October 3, 2015 (in thousands):

	Thirteen Weeks Ended
	September 27, 2014			October 3, 2015
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net loss	$(249,908)	$(33,913)	$(283,821)	$(8,627)	$(207)	$(8,834)
Interest expense	13,277	586	13,863	13,133	342	13,475
Income taxes	(34,130)	(8,828)	(42,958)	(4,071)	(139)	(4,210)
Depreciation and amortization expense	17,271	—	17,271	17,284	—	17,284
LIFO (benefit) charge	(4,517)	—	(4,517)	234	—	234
Amortization of deferred financing costs	555	—	555	554	—	554
Non-cash stock compensation expense	772	—	772	1,578	—	1,578
Goodwill impairment charge	280,014	—	280,014	—	—	—
Closed facility charges	—	9,950	9,950	1,721	621	2,342
Employee severance costs	84	2,196	2,280	—	—	—
Loss (gain) on disposition of assets	464	(3,010)	(2,546)	—	—	—
Stevens Point severance and one-time costs	1,763	—	1,763	—	—	—
Multi-employer pension withdrawal charges	—	23,901	23,901	—	—	—

Adjusted EBITDA	$25,645	$(9,118)	$16,527	$21,806	$617	$22,423

	Thirty-nine Weeks Ended
	September 27, 2014			October 3, 2015
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net loss	$(260,359)	$(55,644)	$(316,003)	$(10,405)	$(2,275)	$(12,680)
Interest expense	39,618	2,632	42,250	39,791	1,242	41,033
Income taxes	(42,570)	(22,542)	(65,112)	(5,687)	3,201	(2,486)
Depreciation and amortization expense	48,065	3,471	51,536	49,851	—	49,851
LIFO (benefit) charge	(4,073)	—	(4,073)	245	—	245
Amortization of deferred financing costs	1,687	51	1,738	1,662	—	1,662
Non-cash stock compensation expense	2,845	—	2,845	4,399	—	4,399
Goodwill impairment charge	280,014	—	280,014	—	—	—
Asset impairment charges	5,050	11,142	16,192	—	—	—
Gain on lease terminations	—	—	—	—	(2,739)	(2,739)
Closed facility charges	—	9,950	9,950	2,271	621	2,892
Employee severance costs	1,251	2,196	3,447	—	—	—
Loss (gain) on disposition of assets	464	(1,654)	(1,190)	—	—	—
Stevens Point severance and one-time costs	1,763	—	1,763	—	—	—
Multi-employer pension withdrawal charges	—	49,697	49,697	—	1,195	1,195
Loss on debt extinguishment	8,576	472	9,048	—	—	—

Adjusted EBITDA	$82,331	$(229)	$82,102	$82,127	$1,245	$83,372

The Company presents Adjusted EBITDA, a non GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs, costs related to acquisitions, costs related to debt financing activities, goodwill and asset impairment charges, gain or loss on the disposition of assets, one-time charges due to the closing of stores or a distribution facility, non-recurring gains or losses on lease terminations and Adjusted EBITDA from discontinued operations. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	January 3, 2015	October 3, 2015
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$58,576	$32,648
Notes and accounts receivable, less allowance for losses	39,009	37,074
Merchandise inventories	275,457	290,396
Prepaid expenses	21,536	22,223
Income taxes receivable	14,818	3,793
Deferred income taxes	4,439	4,439
Current assets of discontinued operations	6,518	7,319

Total current assets	420,353	397,892

Property and Equipment, net	320,263	325,894

Other Assets:
Other assets, net of amortization of certain intangible assets	53,244	48,550
Long-term assets of discontinued operations	27,971	25,815
Goodwill	297,523	297,523

Total other assets	378,738	371,888

Total assets	$1,119,354	$1,095,674

Liabilities and Shareholders’ Deficit
Current Liabilities:
Accounts payable	$234,572	$217,943
Accrued wages and benefits	37,141	42,340
Other accrued expenses	51,861	61,894
Current maturities of long-term debt and capital lease obligations	1,459	1,554
Current liabilities of discontinued operations	20,135	14,494

Total current liabilities	345,168	338,225

Long-term Debt and Capital Lease Obligations	641,197	644,871
Deferred Income Taxes	40,444	43,435
Other Liabilities	106,940	107,258
Long-term Liabilities of Discontinued Operations	71,993	54,544

Total liabilities	1,205,742	1,188,333

Commitments and Contingencies

Shareholders’ Deficit:
Preferred stock (5,000 shares authorized at 1/3/15 and 10/3/15, respectively, $0.01 par value, 0 shares at 1/3/15 and 10/3/15, respectively, issued and outstanding)	—	—
Common stock (150,000 shares authorized, $0.01 par value, 49,334 shares and 49,381 shares at 1/3/15 and 10/3/15, respectively, issued and outstanding)	493	494
Additional paid-in capital	140,004	144,401
Accumulated deficit	(172,804)	(186,047)
Accumulated other comprehensive loss	(54,081)	(51,507)

Total shareholders’ deficit	(86,388)	(92,659)

Total liabilities and shareholders’ deficit	$1,119,354	$1,095,674

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	September 27, 2014	October 3, 2015
Cash Flows From Operating Activities:
Net loss	$(316,003)	$(12,680)
Adjustments to reconcile net loss to net cash flows provided by operating activities:

Goodwill impairment charge	280,014	—
Asset impairment charges	16,193	—
Multi-employer pension withdrawal charges	49,697	1,195
Depreciation of property and equipment and amortization of intangible assets	51,536	49,851
Amortization of deferred financing costs	1,738	1,662
Gain on sale of discontinued operations	(1,654)	—
Gain on lease terminations related to discontinued operations	—	(2,739)
Loss on sale of property and equipment and other assets	272	499
LIFO (benefit) charge	(4,073)	245
Deferred income taxes	(61,483)	2,434
Loss on debt extinguishment	9,048	—
Amortization of debt discount	1,788	1,851
Stock-based compensation expense	2,845	4,399
Changes in operating assets and liabilities:
Notes and accounts receivable	1,557	2,309
Merchandise inventories	(4,665)	(15,184)
Prepaid expenses	164	3,488
Other assets	(2,729)	98
Accounts payable	(25,323)	(21,665)
Accrued expenses and other liabilities	23,646	10,822
Income taxes	(6,088)	7,250

Net cash flows provided by operating activities (1)	16,480	33,835

Cash Flows From Investing Activities:
Capital expenditures	(71,460)	(52,548)
Proceeds from Rainbow Store Sale	76,907	—
Proceeds from sale of property and equipment	569	667

Net cash flows provided by (used in) investing activities (1)	6,016	(51,881)

Cash Flows From Financing Activities:
Dividends paid to common shareholders	(150)	(102)
Payments of withholding taxes for vesting of restricted stock shares	(719)	(631)
Borrowings on revolving credit facility	423,250	301,500
Payments made on revolving credit facility	(423,250)	(298,500)
Proceeds from long-term borrowings	450,800	—
Payments of debt and capital lease obligations	(521,344)	(2,266)
Payments of lease obligation terminations	—	(7,883)
Issuance of common stock, net of issuance costs	19,302	—
Debt issuance and refinancing fees and related expenses	(5,628)	—

Net cash flows used in financing activities (1)	(57,739)	(7,882)

Net decrease in Cash and Cash Equivalents	(35,243)	(25,928)
Cash and Cash Equivalents, Beginning of Period (2)	82,178	58,576

Cash and Cash Equivalents, End of Period	$46,935	$32,648

Supplemental Cash Flow Information:
Cash paid for interest	$36,175	$34,006
Cash paid (refunded) for income taxes	2,459	(12,170)

(1)	Includes activities from continuing operations and discontinued operations.
(2)	Includes cash and cash equivalents included in assets of discontinued operations.